Exhibit 99.1

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2019 Third Quarter and Year-to-Date Results

•	Revenue was $17.2 million, earnings per share was $0.01 in third quarter

•	Third quarter orders were $23 million, backlog of $133.7 million

•	Fiscal 2019 revenue expectations are between $90 million and $95 million, a 16% to 22% increase over prior year

BATAVIA, NY, January 30, 2019 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical, power and defense industries, today reported financial results for its third quarter and nine months ended December 31, 2018. Graham’s current fiscal year ends March 31, 2019 (“fiscal 2019”).

Net sales in the third quarter of fiscal 2019 were $17.2 million, nearly equal to the third quarter of the fiscal year ended March 31, 2018 (“fiscal 2018”). Net income and diluted earnings per share (“EPS”) in the fiscal 2019 third quarter were $95,000 and $0.01, respectively. Net loss in the fiscal 2018 third quarter was $11.6 million, or $1.19 per diluted share. Excluding non-cash charges for goodwill and intangible asset impairments as well as other related charges and the impact of the tax reform legislation passed in December 2017, adjusted net income and adjusted EPS for the third quarter of fiscal 2018 were breakeven.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “Results for the quarter were in line with our expectations announced earlier this month. Third quarter revenue and profitability were impacted by delays in converting backlog. Historically, this is not unusual for our large projects where revenue is pushed into subsequent quarters due to various causes including engineering change orders, delayed customer releases, and customer holds. We continue to execute and serve customers well, and we intend to continue to invest in process improvement, workforce training, safety and capital expenditures to create capacity and increase productivity.”

He added, “Our year-to-date operating cash flow was strong at $8.5 million. Further, we believe that order levels have remained reasonable, given the overall uncertainty in our markets.    This has led to a year-to-date book-to-bill ratio of 1.2x.”

Third Quarter Fiscal 2019 Sales Summary

(See accompanying financial tables for a breakdown of sales by industry and region)

Fiscal 2019 third quarter revenue was unfavorably impacted by $1.1 million upon the required adoption by the Company of a new revenue recognition accounting standard which began in fiscal 2019. Consolidated net sales were down $0.1 million, with varied fluctuations by industry. Sales to the refining and power markets grew $1.2 million and $1.0 million, respectively. Sales to the chemical/petrochemical and the Company’s other commercial, industrial and defense markets declined $1.3 million and $1.0 million, respectively.

From a geographic perspective, U.S. sales represented 83% of consolidated sales in the fiscal 2019 third quarter compared with 65% in the third quarter of fiscal 2018. International sales were 17% of consolidated sales in the fiscal 2019 quarter, compared with 35% in the prior-year comparable period. U.S. based sales were driven by the refining and power markets noted above.

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Graham Corporation Reports Fiscal 2019 Third Quarter and Year-to-Date Results

January 30, 2019

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

Third Quarter Fiscal 2019 Operating Performance Review

($ in millions except per share data)	Q3 FY19	Q3 FY18	Change
Net sales	$17.2	$17.3	$(0.1)
Gross profit	$3.7	$3.5	$0.2
Gross margin	21.8%	20.2%
Operating loss	$(0.6)	$(15.4)	$14.8
Operating margin	(3.3%)	(89.2%)
Net interest and other income	$0.6	$0.3	$0.3
Net income (loss)	$0.1	$(11.6)	$11.7
Diluted EPS	$0.01	$(1.19)	$1.20

Non-GAAP financial measure:
Adjusted net income	$0.1	$(0.0)	$0.1
Adjusted diluted EPS	$0.01	$(0.00)	$0.01

The improvement in operating loss, operating margin, net income (loss) and diluted EPS during the third quarter compared with the prior year’s quarter was primarily driven by last year’s inclusion of an impairment charge on goodwill and intangible assets. Adjusted net income and EPS exclude that charge as well as other items discussed above, resulting in both periods having adjusted net income and adjusted EPS close to breakeven.

Third quarter fiscal 2019 gross profit and margin benefited from improved pricing and mix, partially offset by under-absorbed production costs which have been increased to support more production capacity.

Selling, general and administrative (“SG&A”) expenses of $4.3 million increased $0.2 million compared with the prior-year period. The increase was primarily due to higher compensation costs for new personnel, higher sales-related costs, and higher performance-based compensation. SG&A as a percent of sales was approximately 25% and 24% in the third quarters of fiscal 2019 and fiscal 2018, respectively.

During the third quarter of fiscal 2019, Graham’s effective tax rate was not meaningful due to the proximity of the Company’s results to breakeven. The prior year’s tax benefit included the impact of adopting the 2017 U.S. Tax Cuts and Jobs Act, which is having a beneficial impact on the fiscal 2019 year-to-date effective tax rate.

Adjusted EBITDA

($ in millions)	Q3 FY19	Q3 FY18	Change
Adjusted EBITDA	$0.2	$0.4	$(0.2)
Adjusted EBITDA margin	1.1%	2.1%

Adjusted EBITDA (defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization, a nonrecurring restructuring charge and

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Graham Corporation Reports Fiscal 2019 Third Quarter and Year-to-Date Results

January 30, 2019

impairment of goodwill and intangible assets associated with the revaluation of the nuclear business, where applicable) during the fiscal 2019 third quarter was modestly lower than the prior year.

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted net income, non-GAAP diluted EPS, adjusted EBITDA and adjusted EBITDA margin (adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of adjusted net income, non-GAAP diluted EPS, adjusted EBITDA and adjusted EBITDA margin as well as reconciliations of net income to adjusted net income and adjusted EBITDA.

Nine Month Year-to-Date Fiscal 2019 Review

($ in millions except per share data)	YTD FY19	YTD FY18	Change
Net sales	$68.2	$55.4	$12.8
Gross profit	$17.1	$12.0	$5.1
Gross margin	25.1%	21.7%
Operating profit (loss)	$3.4	$(14.7)	$18.1
Operating margin	5.0%	(26.5%)
Net income (loss)	$4.2	$(10.7)	$14.9
Diluted EPS	$0.43	$(1.09)	$1.52

Non-GAAP financial measure:

Adjusted net income	$4.2	$1.2	$3.0
Adjusted diluted EPS	$0.43	$0.12	$0.31

Similar to the third quarter, the improvement in operating profit (loss), operating margin, net income (loss) and diluted EPS during the first nine months of fiscal 2019 compared with the prior year’s period was primarily driven by last year’s inclusion of an impairment charge on goodwill and intangible assets. Adjusted net income and adjusted EPS exclude that charge as well as other items discussed above, resulting in a $3 million and $0.31 improvement over the prior-year nine month period, respectively, driven by operating performance.

International sales were $25.4 million in the first nine months of fiscal 2019 and represented 37% of total sales, compared with $18.2 million, or 33%, of sales in the same prior-year period. Sales to the U.S. were $42.8 million, or 63%, of year-to-date net sales in fiscal 2019, compared with $37.2 million, or 67%, of fiscal 2018 year-to-date net sales. Fiscal 2019 year-to-date revenue benefited by $0.8 million upon the required adoption by the Company of a new revenue recognition accounting standard which began in fiscal 2019.

The increase in gross profit and margin were driven by higher volume stemming from a 23% increase in sales when compared with the same prior-year period, as well as ongoing improvement to backlog quality and project mix, partially offset by higher production costs.

SG&A in the first nine months of fiscal 2019 was $13.7 million, up 19% or $2.2 million. As a percent of sales, SG&A was 20% for year-to-date fiscal 2019 compared with 21% in the same prior-year period. The increase in SG&A resulted from the same factors that impacted the quarterly comparison.

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Graham Corporation Reports Fiscal 2019 Third Quarter and Year-to-Date Results

January 30, 2019

During the nine months ended December 31, 2018, Graham had an effective tax rate of 16%, benefiting from the U.S. Tax Cuts and Jobs Act. The effective tax rate for the nine months ended December 31, 2017 was 23%.

Adjusted EBITDA

($ in millions)	YTD FY19	YTD FY18	Change
Adjusted EBITDA	$5.7	$2.8	$2.9
Adjusted EBITDA margin	8.3%	5.0%

Adjusted EBITDA for the fiscal 2019 year-to-date period benefited from higher revenue and gross margin improvement, partially offset by investments in SG&A.

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted net income, non-GAAP diluted EPS, adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of adjusted net income, non-GAAP diluted EPS, adjusted EBITDA and adjusted EBITDA margin as well as reconciliations of net income to adjusted net income and adjusted EBITDA.

Balance Sheet Strength Supports Growth

Cash, cash equivalents and investments at December 31, 2018 were $80.4 million, up $3.9 million from March 31, 2018. The increase resulted primarily from higher operating cash flow during the first nine months of fiscal 2019, partially offset by higher capital expenditures.

Fiscal 2019 year-to-date cash provided by operations was $8.5 million, compared with $3.9 million year-to-date in fiscal 2018. The increase was primarily the result of higher net income and timing of changes in working capital.

Capital expenditures were approximately $1.5 million in the first nine months of fiscal 2019, compared with $0.5 million in the prior-year period. The Company continues to expect capital expenditures for fiscal 2019 to be between $2 million and $2.5 million, the majority of which are expected to be used for productivity enhancements.

Dividend payments were $2.9 million and $2.6 million in the first nine months of fiscal 2019 and fiscal 2018, respectively.

Graham had neither borrowings under its credit facility, nor any long-term debt outstanding, at December 31, 2018.

Backlog Level Supports Continued Growth

Backlog at the end of the third quarter of fiscal 2019 was a record $133.7 million, up from $127.8 at the end of the trailing quarter, and up from $96.2 million at the end of the prior-year third quarter. The year-to-date fiscal 2019 book-to-bill ratio was 1.2x.

The Company believes that its backlog mix by industry highlights the success of its diversification strategy to increase sales to the U.S. Navy. Backlog by industry at December 31, 2018 was approximately:

•	50% for U.S. Navy projects

•	23% for refinery projects

•	20% for chemical/petrochemical projects

•	5% for power projects, including nuclear

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Graham Corporation Reports Fiscal 2019 Third Quarter and Year-to-Date Results

January 30, 2019

•	2% for other industrial applications

The expected timing for the Company’s backlog to convert to sales is as follows:

•	Within next 12 months: 50% to 55%

•	Within 12 to 24 months: 10% to 20%

•	Beyond 24 months: 30% to 40%

Orders were $23.2 million in the third quarter of fiscal 2019, driven primarily by the chemical/petrochemical and refining industries in North America and Asia. In the fiscal 2019 third quarter, orders from U.S. and international customers were evenly split at $11.6 million from each geographic market region. This compares with 47% from the U.S. and 53% from international markets in the third quarter of fiscal 2018.

Orders for the first nine months of fiscal 2019 were $79.6 million, compared with $68.7 million in the first nine months of fiscal 2018. The increase was driven by the chemical/petrochemical industry, which was up $19.8 million. Orders from U.S. customers were $51.1 million, or 64%, and orders from international markets were $28.5 million, or 36%, in the first nine months of fiscal 2019. Approximately 47% of international orders were from the Middle East and 32% were from Asia. In the first nine months of fiscal 2018, 61% of orders were from U.S. customers and 39% were international.

Graham expects that the balance between domestic and international orders, as well as orders by industry, will continue to be variable between quarters.

Confirming FY 2019 Revenue and Gross Margin Guidance

Graham is confirming its fiscal 2019 revenue, gross margin and tax rate guidance, with a modest update to its SG&A guidance, as follows:

•	Revenue anticipated to be between $90 million and $95 million (updated on January 15, 2019)

•	Gross margin expected to be between 25% and 27%

•	SG&A expense expected to be between $18.25 million and $18.75 million (previously estimated between $18.5 million and $18.75 million)

•	Effective tax rate anticipated to be approximately 20%

Mr. Lines concluded, “We continue to believe that we are in the early stage of the energy cycle recovery. We look forward to this fiscal year as the first of several years of anticipated growth, which we expect will be complemented by our execution of Navy orders from our backlog. Additionally, we continue to evaluate opportunities to prudently put our capital to work, in support of our profitable growth initiatives.”

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the third quarter and first nine months of fiscal 2019, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

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Graham Corporation Reports Fiscal 2019 Third Quarter and Year-to-Date Results

January 30, 2019

A telephonic replay will be available from 2:00 p.m. ET today through Wednesday, February 6, 2019. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13686187. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, nuclear and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham is also a leading nuclear code accredited fabrication and specialty machining company. Graham supplies components used inside reactor vessels and outside containment vessels of nuclear power facilities. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” “look towards” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in commodities prices, the effect on its business of volatility in commodities prices, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and the expected performance of Energy Steel & Supply Co. and its operations in China and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch	Deborah K. Pawlowski / Karen L. Howard
Vice President – Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Fiscal 2019 Third Quarter and Year-to-Date Results

January 30, 2019

Graham Corporation

Third Quarter Fiscal 2019

Consolidated Statements of Operations – Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended December 31,			Nine Months Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Net sales	$17,198	$17,281	(0%)	$68,190	$55,356	23%
Cost of products sold	13,456	13,785	(2%)	51,079	43,341	18%

Gross profit	3,742	3,496	7%	17,111	12,015	42%
Gross margin	21.8%	20.2%		25.1%	21.7%

Other expenses and income:
Selling, general and administrative	4,249	4,037	5%	13,518	11,362	19%
Selling, general and administrative – amortization	59	59	0%	178	177	1%
Impairment of goodwill and intangible assets	—	14,816	(100%)	—	14,816	(100%)
Restructuring charge	—	—	N/A	—	316	(100%)

Operating (loss) profit	(566)	(15,416)	(96%)	3,415	(14,656)	N/A

Operating margin	(3.3%)	(89.2%)		5.0%	(26.5%)

Other income	(206)	(119)	73%	(618)	(358)	73%
Interest income	(404)	(142)	185%	(1,044)	(455)	129%
Interest expense	5	3	67%	8	8	0%

Income (loss) before (benefit) provision for income taxes	39	(15,158)	N/A	5,069	(13,851)	N/A
(Benefit) provision for income taxes	(56)	(3,536)	N/A	824	(3,174)	N/A

Net income (loss)	$95	$(11,622)	N/A	$4,245	$(10,677)	N/A

Per share data:
Basic:
Net income	$0.01	$(1.19)	N/A	$0.43	$(1.09)	N/A

Diluted:
Net income	$0.01	$(1.19)	N/A	$0.43	$(1.09)	N/A

Weighted average common shares outstanding:
Basic	9,832	9,768		9,817	9,762
Diluted	9,845	9,768		9,832	9,762

Dividends declared per share	$0.10	$0.09		$0.29	$0.27

N/A:    Not Applicable

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Graham Corporation Reports Fiscal 2019 Third Quarter and Year-to-Date Results

January 30, 2019

Graham Corporation

Third Quarter Fiscal 2019

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	December 31, 2018	March 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,675	$40,456
Investments	63,732	36,023
Trade accounts receivable, net of allowances ($389 and $339 at December 31 and March 31, 2018, respectively)	15,157	17,026
Unbilled revenue	7,317	8,079
Inventories	22,525	11,566
Prepaid expenses and other current assets	1,671	772
Income taxes receivable	708	1,478

Total current assets	127,785	115,400
Property, plant and equipment, net	17,365	17,052
Prepaid pension asset	5,262	4,369
Goodwill	1,222	1,222
Permits	1,700	1,700
Other intangible assets, net	3,253	3,388
Other assets	174	202

Total assets	$156,761	$143,333

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$52	$88
Accounts payable	7,477	16,151
Accrued compensation	5,186	4,958
Accrued expenses and other current liabilities	3,822	2,885
Customer deposits	32,572	13,213

Total current liabilities	49,109	37,295
Capital lease obligations	109	55
Deferred income tax liability	1,437	1,427
Accrued pension liability	638	565
Accrued postretirement benefits	659	642

Total liabilities	51,952	39,984

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $.10 par value, 25,500 shares authorized 10,641 and 10,579 shares issued and 9,832 and 9,772 shares outstanding at December 31 and March 31, 2018, respectively	1,064	1,058
Capital in excess of par value	24,835	23,826
Retained earnings	99,383	99,011
Accumulated other comprehensive loss	(8,063)	(8,250)
Treasury stock (809 and 807 shares at December 31 and March 31, 2018, respectively)	(12,410)	(12,296)

Total stockholders’ equity	104,809	103,349

Total liabilities and stockholders’ equity	$156,761	$143,333

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Graham Corporation Reports Fiscal 2019 Third Quarter and Year-to-Date Results

January 30, 2019

Graham Corporation

Third Quarter Fiscal 2019

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Nine Months Ended December 31,
	2018	2017
Operating activities:
Net income	$4,245	$(10,677)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,469	1,490
Amortization	178	177
Amortization of unrecognized prior service cost and actuarial losses	655	788
Impairment of goodwill and purchased intangible assets	—	14,816
Stock-based compensation expense	797	362
Loss on disposal or sale of property, plant and equipment	30	1
Deferred income taxes	128	(3,498)
(Increase) decrease in operating assets:
Accounts receivable	3,050	(5,029)
Unbilled revenue	(2,011)	5,170
Inventories	1,813	352
Prepaid expenses and other current and non-current assets	(773)	(591)
Income taxes receivable	770	(1,605)
Prepaid pension asset	(893)	(770)
Increase (decrease) in operating liabilities:
Accounts payable	(8,136)	(1,005)
Accrued compensation, accrued expenses and other current and non-current liabilities	946	(1,593)
Customer deposits	6,177	5,400
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	90	86

Net cash provided by operating activities	8,535	3,874

Investing activities:
Purchase of property, plant and equipment	(1,471)	(543)
Proceeds from disposal of property, plant and equipment	—	1
Purchase of investments	(101,343)	(34,023)
Redemption of investments at maturity	73,633	30,000

Net cash used by investing activities	(29,181)	(4,565)

Financing activities:
Principal repayments on capital lease obligations	(81)	(78)
Issuance of common stock	171	—
Dividends paid	(2,851)	(2,638)
Purchase of treasury stock	(146)	(119)

Net cash used by financing activities	(2,907)	(2,835)

Effect of exchange rate changes on cash	(228)	211

Net decrease in cash and cash equivalents	(23,781)	(3,315)
Cash and cash equivalents at beginning of year	40,456	39,474

Cash and cash equivalents at end of period	$16,675	$36,159

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Graham Corporation Reports Fiscal 2019 Third Quarter and Year-to-Date Results

January 30, 2019

Graham Corporation

Third Quarter Fiscal 2019

Adjusted Net Income Reconciliation – Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	December 31,				December 31,
	2018		2017		2018		2017
		Per Diluted Share		Per Diluted Share		Per Diluted Share		Per Diluted Share
Net income	$95	$0.01	$(11,622)	$(1.19)	$4,245	$0.43	$(10,677)	$(1.09)
+ Restructuring charge	—	—	—	—	—	—	316	0.03
+ Impairment of goodwill and intangible assets	—	—	14,816	1.52	—	—	14,816	1.52
+ Bad debt charge on commercial nuclear power business	—	—	280	0.03	—	—	280	0.03
- Tax effect of above	—	—	(2,037)	(0.21)	—	—	(2,129)	(0.22)
- Impact of new tax law	—	—	(1,438)	(0.15)	—	—	(1,438)	(0.15)

Adjusted net income	$95	$0.01	$(1)	$(0.00)	$4,245	$0.43	$1,168	$0.12

Non-GAAP Financial Measure:

Adjusted net income is defined as GAAP net income excluding a nonrecurring restructuring charge, impairment of goodwill and intangible assets, a charge associated with the revaluation of the nuclear business and the impact of the new tax law in fiscal 2018. Adjusted net income is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as adjusted net income is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Because adjusted net income is a non-GAAP measure and is thus susceptible to varying calculations, adjusted net income, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Graham Corporation

Third Quarter Fiscal 2019

Adjusted EBITDA Reconciliation – Unaudited

(Amounts in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Net income	$95	$(11,622)	$4,245	$(10,677)
+ Net interest income	(399)	(139)	(1,036)	(447)
+ Income taxes	(56)	(3,536)	824	(3,174)
+ Depreciation & amortization	548	556	1,647	1,667
+ Restructuring charge	—	—	—	316
+ Impairment of goodwill and intangible assets	—	14,816	—	14,816
+ Bad debt charge on commercial nuclear power business	—	280	—	280

Adjusted EBITDA	$188	$355	$5,680	$2,781

Adjusted EBITDA margin %	1.1%	2.1%	8.3%	5.0%

Non-GAAP Financial Measure:

Adjusted EBITDA is defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization, a nonrecurring restructuring charge, impairment of goodwill and intangible assets, and a charge associated with the revaluation of the nuclear business. Adjusted EBITDA margin is adjusted EBITDA divided by sales. Adjusted EBITDA and adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as adjusted EBITDA and adjusted EBITDA margin are important for investors and other readers of Graham’s financial statements, as they are used as analytical indicators by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, adjusted EBITDA and adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2019 Third Quarter and Year-to-Date Results

January 30, 2019

Graham Corporation

Third Quarter Fiscal 2019

Additional Information – Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q118 Total	Q218 Total	Q318 Total	Q418 Total	FY2018 Total	Q119 Total	Q219 Total	Q319 Total
Orders	$11.1	$17.1	$40.5	$43.5	$112.2	$22.0	$34.4	$23.2
Backlog	$72.9	$73.0	$96.2	$117.9	$117.9	$114.9	$127.8	$133.7

SALES BY INDUSTRY FY 2019

($ in millions)

FY 2019	Q1 6/30/2018	% of Total	Q2 9/30/2018	% of Total	Q3 12/31/2018	% of Total
Refining	$19.8	67%	$9.7	45%	$6.6	39%
Chemical/ Petrochemical	$3.0	10%	$3.8	18%	$2.9	17%
Power	$3.1	10%	$2.1	10%	$2.7	15%
Other Commercial, Industrial and Defense	$3.7	13%	$5.8	27%	$5.0	29%

Total	$29.6		$21.4		$17.2

SALES BY INDUSTRY FY 2018

($ in millions)

FY 2018	Q1 6/30/2017	% of Total	Q2 9/30/2017	% of Total	Q3 12/31/2017	% of Total	Q4 3/31/2018	% of Total	FY2018	% of Total
Refining	$3.6	18%	$4.7	28%	$5.4	31%	$7.9	35%	$21.6	28%
Chemical/ Petrochemical	$7.2	34%	$5.7	33%	$4.2	24%	$3.6	16%	$20.7	27%
Power	$4.0	19%	$1.9	11%	$1.7	10%	$3.2	14%	$10.8	14%
Other Commercial, Industrial and Defense	$6.1	29%	$4.9	28%	$6.0	35%	$7.4	35%	$24.4	32%

Total	$20.9		$17.2		$17.3		$22.1		$77.5

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Graham Corporation Reports Fiscal 2019 Third Quarter and Year-to-Date Results

January 30, 2019

Graham Corporation

Third Quarter Fiscal 2019

Additional Information – Unaudited

(Continued)

SALES BY REGION FY 2019

($ in millions)

FY 2019	Q1 6/30/2018	% of Total	Q2 9/30/2018	% of Total	Q3 12/31/2018	% of Total
United States	$13.5	46%	$15.0	70%	$14.3	83%
Middle East	$0.4	1%	$0.5	2%	$0.8	5%
Asia	$2.7	9%	$1.9	9%	$1.0	6%
Other	$13.0	44%	$4.0	19%	$1.1	6%

Total	$29.6		$21.4		$17.2

SALES BY REGION FY 2018

($ in millions)

FY 2018	Q1 6/30/2017	% of Total	Q2 9/30/2017	% of Total	Q3 12/31/2017	% of Total	Q4 3/31/2018	% of Total	FY2018	% of Total
United States	$14.8	71%	$11.1	65%	$11.3	65%	$14.7	66%	$51.9	67%
Middle East	$0.9	4%	$1.0	6%	$1.0	6%	$0.9	4%	$3.8	5%
Asia	$3.4	16%	$2.6	15%	$2.3	13%	$1.9	9%	$10.2	13%
Other	$1.8	9%	$2.5	14%	$2.7	16%	$4.6	21%	$11.6	15%

Total	$20.9		$17.2		$17.3		$22.1		$77.5

-END-